                                                                      EXHIBIT 3D

                              UNITRODE CORPORATION

                              ARTICLES OF AMENDMENT



THIS IS TO CERTIFY THAT:

         FIRST: The charter of Unitrode Corporation, a Maryland corporation (the "Corporation"), is hereby amended by deleting the first sentence of Article Fourth in its entirety and substituting in lieu thereof the following new sentence to read as follows:

                           "FOURTH: The total number of shares of all classes of
                  stock which the Corporation has authority to issue is 61,000,000 shares, divided into 1,000,000 shares of Preferred Stock, with a par value of $.01 each, of which 300,000 shares are shares of Series A Junior Participating Preferred Stock, with a par value of $.01 each, and 60,000,000 shares of Common Stock, with a par value of $.01 each. The aggregate par value of all shares of stock having par value is $610,000."

         SECOND: The amendment to the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 31,000,000 shares of stock, consisting of 700,000 shares of Preferred Stock, $1.00 par value per share, 300,000 shares of Series A Junior Participating Preferred Stock, $1.00 par value per share, and 30,000,000 shares of Common Stock, $.20 par value per share, having an aggregate par value of $7,000,000.

         FOURTH: The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is 61,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $.01 par value per share, of which 300,000 shares are shares of Series A Junior Participating Preferred Stock, with a par value of $.01 each, and 60,000,000 shares of Common Stock, $.01 par value per share, having an aggregate par value of $610,000.

         FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of September, 1997.



ATTEST                                           UNITRODE CORPORATION


/s/ Allan R. Campbell                            /s/ Edward H. Browder
--------------------------                       ------------------------------
Allan R. Campbell                                Edward H. Browder
Secretary                                        President